Exhibit No. 4.5
CONSENT OF COUNSEL
To: The Board of Directors of Boralex Inc.
We hereby consent to the reference to us in Section 28 of the Circular with respect to “Certain United States Income Tax Considerations” in the Offer and Circular dated May 18, 2010, as amended, as such disclosure has been modified in the Notice of Extension and Variation dated August 31, 2010, with both such documents included in the Registration Statement on Form F-8 dated May 18, 2010, as amended, relating to the registration of senior subordinated convertible debentures of Boralex Inc.
New York, New York
August 31, 2010

/s/ K&L Gates LLP
K&L Gates LLP